Exhibit 99.3

Unaudited pro forma condensed combined financial
data of the Company and LoopNet

The following unaudited pro forma condensed combined financial statements are based upon the historical consolidated financial data of CoStar and LoopNet after giving effect to the acquisition, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes based on current intentions and expectations relating to the combined business.

The unaudited pro forma condensed combined statements of income combine the historical consolidated statements of income of CoStar and LoopNet, giving effect to the acquisition, as if it had occurred on January 1, 2010. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of CoStar and LoopNet, giving effect to the acquisition as if it had occurred on March 31, 2011. The historical consolidated financial data have been adjusted in the unaudited pro forma condensed financial data to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial data should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial data. In addition, the unaudited pro forma condensed combined financial data were based on and should be read in conjunction with the:

•	separate historical financial statements of CoStar for the year ended December 31, 2010 and as of and for the quarterly period ended March 31, 2011 and the related notes included in CoStar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and CoStar’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, respectively, each of which is incorporated by reference into this prospectus supplement, and

•	separate historical financial statements of LoopNet for the year ended December 31, 2010 and as of and for the quarterly period ended March 31, 2011 and the related notes included in our Current Report on Form 8-K filed May 23, 2011, which is incorporated by reference into this prospectus supplement.

The unaudited pro forma condensed combined financial data have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial data do not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial data have been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP standards, which are subject to change and interpretation. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial data and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial data do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition or the costs to integrate the operations of CoStar and LoopNet or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Unaudited pro forma condensed combined balance sheet
as of March 31, 2011

	Historical	Historical	Pro forma		Pro forma
(in thousands)	CoStar	LoopNet	adjustments		combined

ASSETS
Current assets:
Cash and cash equivalents	$292,252	$93,805	$(344,192	)(a)	$41,865
Short-term investments	3,657	3,530	(7,187	)(a)	–
Accounts receivable, net	16,240	1,744	–		17,984
Deferred income taxes, net	5,494	1,315	–		6,809
Income tax receivable	4,940	–	–		4,940
Prepaid expenses and other current assets	4,179	1,111	–		5,290

Total current assets	326,762	101,505	(351,379)		76,888
Long-term investments	29,114	–	–		29,114
Deferred income taxes, net	12,652	16,432	(29,084	)(e)	–
Property and equipment, net	36,886	2,556	–		39,442
Goodwill	80,488	41,507	600,569	(b)	722,564
Intangibles and other assets, net	17,898	8,299	192,998	(c)	219,195
Deposits and other assets	2,679	6,526	6,138	(d)	15,343

Total assets	$506,479	$176,825	$419,242		$1,102,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,351	$820	$–		$4,171
Accrued wages and commissions	7,581	2,531	–		10,112
Accrued expenses	17,712	3,167	–		20,879
Deferred gain on the sale of building	2,523	–	–		2,523
Income taxes payable	14,831	–	–		14,831
Deferred revenue	18,845	9,443	(6,556	)(f)	21,732
Current portion of long-term debt	–	–	1,750	(d)	1,750

Total current liabilities	64,843	15,961	(4,806)		75,998
Long-term debt	–	–	173,250	(d)	173,250
Deferred gain on the sale of building	33,225	–	–		33,225
Deferred rent and other long-term liabilities	17,216	2,644	–		19,860
Deferred income taxes, net	–	–	54,057	(e)	54,057
Income taxes payable	1,797	–	–		1,797

Series A convertible preferred stock	–	48,631	(48,631	)(g)	–

Stockholders’ equity:
Common stock	208	40	17	(h)	265
Additional paid in capital	377,320	135,172	245,732	(h)	758,224
Other comprehensive loss	(7,681)	(383)	383	(h)	(7,681)
Treasury stock	–	(86,227)	86,227	(h)	–
Retained earnings (accumulated deficit)	19,551	60,987	(86,987	)(h)	(6,449)

Total stockholders’ equity	389,398	109,589	245,372		744,359

Total liabilities and stockholders’ equity	$506,479	$176,825	$419,242		$1,102,546

Unaudited pro forma condensed combined statement of operations for year ended December 31, 2010

	Historical	Historical	Pro forma		Pro forma
(in thousands, except per share data)	CoStar	LoopNet	adjustments		combined

Revenues	$226,260	$78,002	$–		$304,262
Cost of revenues	83,599	12,562	–		96,161

Gross margin	142,661	65,440	–		208,101
Operating expenses:
Selling and marketing	52,455	16,785	–		69,240
Software development	17,350	12,231	–		29,581
General and administrative	47,776	15,693	–		63,469
Purchase amortization	2,305	2,083	36,238	(c)	40,626

	119,886	46,792	36,238		202,916

Income (loss) from operations	22,775	18,648	(36,238)		5,185
Interest and other income (expense), net	735	(2,461)	(10,572	)(d)	(12,298)

Income (loss) before income taxes	23,510	16,187	(46,810)		(7,113)
Income tax expense (benefit), net	10,221	461	(18,724	)(e)	(8,042)

Net income (loss)	13,289	15,726	(28,086)		929
Convertible preferred stock accretion of discount	–	(339)	339	(g)	–

Net income (loss) applicable to common stockholders	$13,289	$15,387	$(27,747)		$929

Net income per share—basic	$0.65				$0.04

Net income per share—diluted	$0.64				$0.04

Weighted average outstanding shares—basic	20,330		5,724	(h)	26,054

Weighted average outstanding shares—diluted	20,707		5,724	(h)	26,431

Unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2011

	Historical	Historical	Pro forma		Pro forma
(in thousands, except per share data)	CoStar	LoopNet	adjustments		combined

Revenues	$59,618	$20,713	$–		$80,331
Cost of revenues	22,566	3,157	–		25,723

Gross margin	37,052	17,556	–		54,608
Operating expenses:
Selling and marketing	13,246	5,134	–		18,380
Software development	5,268	3,659	–		8,927
General and administrative	10,899	4,924	–		15,823
Purchase amortization	543	641	8,939	(c)	10,123

	29,956	14,358	8,939		53,253

Income (loss) from operations	7,096	3,198	(8,939)		1,355
Interest and other income (expense), net	202	(317)	(2,642	)(d)	(2,757)

Income (loss) before income taxes	7,298	2,881	(11,581)		(1,402)
Income tax expense (benefit), net	2,766	1,038	(4,632	)(e)	(828)

Net income (loss)	4,532	1,843	(6,949)		(574)
Convertible preferred stock accretion of discount	–	(85)	85	(g)	–

Net income (loss) applicable to common stockholders	$4,532	$1,758	$(6,864)		$(574)

Net income (loss) per share—basic	$0.22				$(0.02)

Net income (loss) per share—diluted	$0.22				$(0.02)

Weighted average outstanding shares—basic	20,531		5,724	(h)	26,255

Weighted average outstanding shares—diluted	20,965		5,290	(h)	26,255

1.	Description of transaction

On April 27, 2011, CoStar, LoopNet and Lonestar Acquisition Sub, Inc., a Delaware corporation (“merger sub”), entered into an agreement setting forth the proposed terms of the acquisition, which we refer to in this prospectus supplement as the “merger agreement.” Pursuant to the merger agreement, and subject to the terms and conditions set forth therein, merger sub will be merged with and into LoopNet, with LoopNet continuing as the surviving corporation in the acquisition and a wholly-owned subsidiary of CoStar.

As a result of the acquisition, each outstanding share of LoopNet common stock, other than shares owned by CoStar, merger sub or LoopNet (which will be cancelled and retired) and other than those shares with respect to which appraisal rights are properly exercised and not withdrawn, will be converted into a unit consisting of (i) $16.50 in cash (the “cash consideration”), without interest and (ii) 0.03702 shares of CoStar common stock (the “stock consideration”). Each outstanding share of Series A Preferred Stock will be converted into a unit consisting of (i) the product of 148.80952 multiplied by the cash consideration and (ii) the product of 148.80952 multiplied by the stock consideration.

The acquisition is subject to customary closing conditions, including approval by the stockholders of LoopNet and antitrust clearance. The acquisition is not subject to a financing condition. In certain circumstances set forth in the merger agreement, if the acquisition is not consummated or the merger agreement is terminated, LoopNet may be obligated to pay CoStar a termination fee of $25.8 million. Similarly, in certain circumstances set forth in the merger agreement, if the acquisition is not consummated or the merger agreement is terminated, CoStar may be obligated to pay LoopNet a termination fee of $51.6 million.

LoopNet options and RSUs outstanding pursuant to its equity plans, other than one-third of the performance-based RSUs and one-third of the performance-based stock options will be canceled in exchange for the product of the acquisition consideration, less the exercise price per share in the case of stock options, multiplied by the number of options or RSUs subject to the applicable award. The remaining one-third of the performance-based RSUs and one-third of the performance-based stock options will be canceled in exchange for the same consideration as the other options and RSUs, except that portions payable in cash will be paid instead in a number of shares of CoStar common stock calculated based on the volume weighted average price per share of CoStar common stock on Nasdaq for the ten consecutive trading days ending two days prior to closing. If, as a result of the foregoing treatment of LoopNet’s performance-based RSUs and stock options, the number of shares of CoStar common stock issued under the merger agreement would exceed 2,250,000 shares of CoStar common stock, CoStar may choose to pay to the holders of the applicable performance-based RSUs and stock options the amount in excess of 2,250,000 shares of CoStar common stock in cash. In addition, stock options with an exercise price equal to or greater than the per share value of the acquisition consideration (with the stock component of such consideration being valued based on the volume weighted average price per share of CoStar common stock on Nasdaq for the ten consecutive trading days ending two days prior to closing) will be canceled without any payment.

2.	Basis of presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting, under existing U.S. GAAP standards, which are subject to change and interpretation, and were based on the historical financial statements of CoStar and LoopNet.

These standards require, among other things, that most assets acquired and liabilities assumed be recognized at their fair value as of the acquisition. These standards also require that consideration transferred be measured at the closing date of the acquisition at the then-current market price; this particular requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

The accounting standards define the term “fair value” and set forth the valuation requirements for any asset or liability measured at fair value and specify a hierarchy of valuation techniques based on the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurements date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result, CoStar may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect CoStar’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the acquisition, primarily at their respective fair values and added to those of CoStar. Financial statements and reported results of operations of CoStar issued after completion of the acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of LoopNet.

Acquisition-related transaction costs (i.e. advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by CoStar are estimated to be approximately $26.0 million and are reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings.

3.	Accounting policies

Upon consummation of the acquisition, CoStar will review LoopNet’s accounting policies. As a result of that review, CoStar may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, CoStar is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

4.	Estimate of consideration expected to be transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition (in thousands, except per share data):

				Estimated
	Estimated fair value			CoStar
			CoStar	shares to
	Conversion		common	be issued @
(in thousands, except per share data)	calculation	Cash	stock	$68.58

Number of shares of LoopNet common stock outstanding as of May 18, 2011	32,519.2
Multiplied by CoStar’s stock price as of May 18, 2011 multiplied by the exchange ratio of 0.03702 ($68.58x0.03702)	$2.54		$82,561	1,204

Number of shares of LoopNet common stock outstanding as of May 18, 2011	32,519.2
Multiplied by cash consideration per common share outstanding	$16.50	$536,567

Number of shares of LoopNet common stock into which LoopNet Series A Convertible Preferred Stock outstanding at May 18, 2011 is convertible (50,000 actual shares x 148.81)	7,440.5
Multiplied by CoStar’s stock price as of May 18, 2011 multiplied by the exchange ratio of 0.03702 ($68.58x0.03702)	$2.54		$18,890	276

Number of shares of LoopNet common stock into which LoopNet Series A Convertible Preferred Stock outstanding at May 18, 2011 is convertible (50,000 actual shares x 148.81)	7,440.5
Multiplied by cash consideration per common share outstanding	$16.50	$122,768

Number of shares of LoopNet stock options vested and unvested, including performance options, as of May 18, 2011 expected to be canceled and exchanged for purchase consideration	9,506.2
Multiplied by the difference between the per share value of the acquisition consideration as of May 18, 2011 and the weighted-average option exercise price of in-the-money options	$9.12	$60,244	$26,411	385

Number of outstanding restricted stock units, including performance share unit awards, as of May 18, 2011, expected to be canceled	1,458.1
Multiplied by the per share value of the acquisition consideration as of May 18, 2011	$19.04	$20,264	$7,497	109

		$739,843	$135,359	1,974

Estimate of consideration expected to be transferred			$875,202

Common stock, par value $0.01			$20
Additional paid-in capital			135,339

Total stock consideration			$135,359

Certain amounts may reflect rounding adjustments.

The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the acquisition is consummated. The fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the acquisition at the then-current market price. This requirement will likely result in a per share equity component different from the $2.54 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. CoStar believes that an increase or decrease by as much as 20% in the CoStar common stock price on the closing date of the acquisition from the common stock price assumed in these unaudited pro forma condensed combined financial statements is reasonably possible based upon the historic volatility of CoStar’s common stock price and the time it may take to complete the acquisition. A change of this magnitude would increase or decrease the consideration expected to be transferred by about $26.0 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

5.	Estimate of assets to be acquired and liabilities to be assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by CoStar in the acquisition, reconciled to the estimate of consideration expected to be transferred (in thousands):

Book value of net assets acquired as March 31, 2011	$158,220
Adjusted for:
Elimination of existing goodwill and intangible assets	(49,806)

Adjusted book value of net assets acquired	108,414
Adjustments to:
Identifiable intangible assets(i)	201,297
Deferred revenue(ii)	6,556
Taxes (iii)	(83,141)
Goodwill(iv)	642,076

Total estimated consideration	$875,202

(i)	As of the effective time of the acquisition, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of identifiable intangible assets is determined primarily using the “income method,” which starts with a forecast of all expected future net cash flows. Under the HSR Act and other relevant laws and regulations, there are significant limitations regarding what CoStar can learn about the specifics of the LoopNet intangible assets prior to the consummation of the transaction and any such process will take time to complete.

At this time, CoStar does not have sufficient information as to the amount, timing and risk of cash flows of these intangible assets. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, the fair value of the identifiable intangible assets and their weighted-average useful lives have been estimated as follows (in thousands):

	Estimated fair	Estimated
	value	useful life

Customer relationships	$52,512	5 years
Database technology	61,264	4 years
Trade names	87,521	7 years

Total	$201,297

These preliminary estimates of fair value and useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once CoStar has full access to the specifics of the LoopNet intangible assets, additional insight will be gained that could impact (a) the estimated total value assigned to intangible assets, (b) the estimated allocation of value between assets and/or (c) the estimated useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to us only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the acquisition. These factors include but are not limited to the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the LoopNet intangible assets and/or to the estimated useful lives from what we have assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to our estimate of associated amortization expense.

(ii)	Reflects the preliminary fair value adjustment to deferred revenues acquired from LoopNet. The preliminary fair value represents an amount equivalent to the estimated cost plus an appropriate profit margin to perform services based on deferred revenue balances of LoopNet as of March 31, 2011. The preliminary estimate of the cost and appropriate margin may be different from the final acquisition accounting and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

(iii)	Reflects CoStar’s estimated income tax rate of 40% applied to the estimated fair value of identifiable intangible assets to be acquired of $201.3 million and the estimated deferred revenue adjustment of $6.6 million.

(iv)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

Other than the preliminary estimated adjustments identified above, the accompanying unaudited pro forma condensed combined financial statements assume that the book value of the assets acquired and liabilities assumed by CoStar in the acquisition is representative of their fair value. This preliminary estimate of the fair value of assets acquired and liabilities assumed may be different from the final acquisition accounting and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

6.	Pro forma adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a) Reflects a combination of debt and common stock offering proceeds in addition to the existing cash and cash equivalents and short-term investments to fund the acqusition. CoStar has received a commitment letter from JPMorgan Chase Bank, N.A. for a fully committed term loan of $415.0 million and a $50.0 million revolving credit facility, of which $37.5 million is committed, to fund the acquisition and our ongoing working capital needs following the acquisition. However, for purposes of preparing the pro forma condensed combined financial statements, we have assumed that we consummate the acquisition using the net proceeds of this offering, and have correspondingly reduced the estimated borrowings under the term loan to $175.0 million. For purposes of preparing the pro forma condensed combined financial statements, net offering proceeds assume an offering of 3.75 million common shares at $68.58 per share, which was the closing price per share of

CoStar common stock on May 18, 2011. Proceeds are net of the applicable underwriting discount and other fees.

Estimated sources and uses of cash (in thousands):

Sources:
Net proceeds from common stock offering	$245,602
Proceeds from issuance of debt instruments	175,000
Short-term investments	7,187

427,789

Uses:
Cash portion of acquisition consideration	(739,843)
Acquisition related transaction costs	(26,000)
Fees related to debt issuance	(6,138)

(771,981)

$(344,192)

(b) To adjust goodwill to an estimate of acquisition-date goodwill, as follows (in thousands):

Eliminate LoopNet historical goodwill	$(41,507)
Estimated transaction goodwill	642,076

Total	$600,569

(c) To adjust intangible assets to an estimate of fair value, as follows (in thousands):

Eliminate LoopNet historical intangible assets	$(8,299)
Estimated fair value of intangible assets acquired	201,297

Total	$192,998

To adjust related amortization expense for the periods presented, as follows (in thousands):

		For the three
	For the year ended	months ended
	December 31, 2010	March 31, 2011

Eliminate LoopNet amortization of intangible assets	$(2,083)	$(641)
Estimated amortization of acquired intangible assets	38,321	9,580

Total	$36,238	$8,939

(d) CoStar has received a commitment letter from JPMorgan Chase Bank, N.A. with respect to the proposed credit facilities. JPMorgan Chase Bank, N.A. has the right to make certain changes to the terms of the proposed credit facilities in connection with achieving a successful syndication of the term loan portion of the proposed credit facilities, including, among other things, by increasing the interest rate margins on such term loan portion (which increase could result in an increase of the issuance costs payable at the closing of the acquisition) and by including a financial maintenance covenant for such term loan portion.

Estimated origination and issuance costs of $6.1 million will be amortized to interest expense over the term of the proposed credit facilities. Amortization of debt issuance costs are estimated to be $867,000 and $220,000 for the year ended December 31, 2010, and the quarterly period ended March 31, 2011, respectively.

The term loan is expected to have a seven year maturity with 27 quarterly payments of interest and principal payments of 1% per annum of the original principal amount of the term loan and a final payment of all outstanding principal and interest due and payable on the seventh anniversary of the closing date of the acquisition. CoStar expects to have the option to prepay all or any portion of the term loan at any time without penalty other than LIBOR breakage costs.

CoStar expects the term loan to carry an initial interest rate equal to LIBOR plus 3.5% with a LIBOR floor of 1.25%. CoStar anticipates entering into an interest rate swap in order to effectively fix the interest rate on half of the term loan, or $87.5 million, at 5.5%. For purposes of the pro forma financial statements, the resulting blended effective interest rate on the term loan, including the amortization of issuance costs, is approximately 5.46%

The pro forma adjustments to interest and other income (expense), net are as follows (in thousands):

	For the year	For the three
	ended	months ended
	December 31, 2010	March 31, 2011

Eliminate CoStar interest income to reflect change in cash and investment balances	$(735)	$(202)
Estimated interest expense on the proposed credit facilities	(9,837)	(2,440)

	$(10,572)	$(2,642)

CoStar’s historical interest income for the periods presented has been eliminated in these pro forma statements of operations because they assume that the short-term investments which generated those returns will be liquidated.

(e) The pro forma adjustment to the deferred income tax liability is as follows (in thousands):

As of
March 31, 2011

Estimated fair value of intangible assets to be acquired	$201,297
Estimated fair value of adjustment to deferred revenue	6,556

207,853
Tax rate	40%

Deferred tax liability, gross	83,141
Reclassified CoStar and LoopNet historical net deferred tax assets	(29,084)

Deferred tax liability, net	$54,057

The pro forma adjustment to income tax expense represents the estimated income tax impact of the pro forma adjustments at a tax rate of 40%.

(f) Reflects the preliminary fair value adjustment to deferred revenues acquired from LoopNet. The preliminary fair value represents an amount equivalent to the estimated cost plus an appropriate profit margin to perform services based on deferred revenue balances of LoopNet as of March 31, 2011.

(g) Pro forma adjustment to eliminate LoopNet’s convertible preferred stock and related accretion expense which will be redeemed in the acquisition.

(h) To record the issuance of additional CoStar common stock in this offering and the stock portion of the acquisition consideration and to eliminate LoopNet’s stockholders’ equity, as follows (in thousands):

		Additional	Other		Retained earnings
	Common	paid in	comprehensive	Treasury	(accumulated
	stock	capital	loss	stock	deficit)

Eliminate LoopNet, Inc. stockholders’ equity	$(40)	$(135,172)	$383	$86,227	$(60,987)
Estimated deal costs	–	–	–	–	(26,000)
Estimated CoStar common shares issued to the public in this offering	37	245,565	–	–	–
Estimated CoStar common shares issued to LoopNet shareholders	20	135,339	–	–	–

	$17	$245,732	$383	$86,227	$(86,987)

The unaudited pro forma combined and diluted earnings per share for the periods presented are based on the combined and diluted weighted-average shares. The historical basic and diluted weighted average shares of LoopNet were assumed to be replaced by the shares expected to be issued by CoStar as the stock portion of the acquisition consideration and to raise additional capital in this offering of 1.97 million and 3.75 million shares, respectively. Where the pro forma adjustments result in net losses per share any anti-dilutive effects have been eliminated.